BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC. Entity or Nevada Business Identification Number (NVID): NV19981395139
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The voting power of the Series A Preferred Stock is amended as set forth on the attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Timothy Warbington Signature of Officer Date: 03/19/2020

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

The Certificate of Designation Establishing The Designation, Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Preferred Stock of Creative Medical Technology Holdings, Inc., is amended to increase the voting power of the Series A Preferred Stock by amending and restating Section 4(a) and Section 4(c) thereof to read in their entirety as follows:

a. Preferred Stock Voting Rights. Each Share of Series A Preferred Stock shall entitle the Holder thereof to vote with the holders of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action, consideration or consent, whether at any special or annual meeting of stockholders, by written action of stockholders in lieu of a meeting (to the extent permitted by the Articles of Incorporation and the Nevada Revised Statutes), or otherwise. With respect to any such vote, each Share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to participate in such vote shall entitle the Holder thereof to cast 30 votes, subject to adjustment pursuant to subsection (c) of this Section 4 (such number of votes, the "Preferred Stock Voting Ratio").

c. Stock Splits, Subdivisions, Reclassifications or Combinations. In the event that the Corporation, at any time from and after March 15, 2020, (i) pays any dividends or distributions with respect to the Common Stock, in the form of additional shares of Common Stock, or (ii) subdivides (by stock split, recapitalization, or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event, shall be proportionally increased. In the event that the Corporation, at any time from and after the date of this Certificate of Designation, combines (by reverse stock split, recapitalization, or otherwise) the outstanding Common Stock into a smaller number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event shall be proportionally decreased. Any adjustment under this subsection (c) of this Section 4 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective, and successive adjustments shall be made, without duplication, whenever any such dividend, subdivision or combination shall occur.